UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2009
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200
Plano, Texas (Address of principal executive offices)	75024 (Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
                                        N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On November 1, 2009, Denbury Resources Inc. (NYSE: DNR) (“Denbury”) and Encore Acquisition Company (NYSE: EAC) (“Encore”) announced that they had entered into a definitive merger agreement pursuant to which Denbury will acquire Encore in a stock and cash transaction valued at approximately $4.5 billion, including the assumption of debt and the value of the minority interest in Encore Energy Partners LP (NYSE: ENP) (“Encore MLP”). The combined company will continue to be known as Denbury Resources Inc. (the “Company”) and will be headquartered in Plano, Texas.
     The Agreement and Plan of Merger by and between Denbury and Encore dated October 31, 2009 (the “Merger Agreement”) was unanimously approved by the boards of directors of both Denbury and Encore. The Merger Agreement contemplates a merger (the “Merger”) whereby Encore will be merged with and into Denbury, with Denbury surviving the Merger. The Merger is subject to the stockholders of each of Denbury and Encore approving the Merger, including approval by Denbury’s stockholders of the issuance of Denbury common stock to be used as Merger consideration.
     Under the agreement, Encore stockholders will receive $50.00 per share for each share of Encore common stock, comprised of $15.00 in cash and $35.00 in Denbury common stock subject to both an election feature and a collar mechanism on the stock portion of the consideration as set forth in more detail below.
Merger Agreement
Exchange Ratio
     In calculating the exchange ratio range for the collar mechanism, the Denbury common stock was initially valued at $15.10 per share. The collar mechanism is limited to a 12% upward or downward movement in the Denbury share price. The final number of Denbury shares to be issued will be adjusted based on the volume weighted average price of Denbury common stock on the NYSE for the 20 day trading period ending on the second day prior to closing. Based on this mechanism, if Denbury stock trades between $13.29 and $16.91, the Encore stockholders will receive between 2.0698 and 2.6336 shares of Denbury common stock for each of their shares of Encore common stock, but not higher or lower than these share amounts if Denbury common stock trades outside this range. If Denbury common stock trades outside of this range, the value of the shares of Denbury received will represent either more or less than $35 per share.
     Encore stockholders will also have an option to elect to receive all stock or all cash, subject to a proration feature, such that if Denbury stock trades within this range, the overall mix of consideration will be 70% Denbury common stock and 30% cash in the aggregate. Subject to proration, Encore stockholders electing to receive all cash will receive $50 per share in cash, and Encore stockholders electing to receive only Denbury common stock will receive for each Encore share between 2.9568 and 3.7622 shares of Denbury common stock. In addition, upon completion of the Merger, all Encore stock options will fully vest and their value will be paid in cash. All Encore restricted stock will vest and each holder will have the opportunity to make the same elections as other holders of Encore common stock as described above, except for shares of Encore restricted stock granted as a 2009 bonus pursuant to the Encore annual incentive program, which will be converted into restricted shares of Denbury common stock.

Representations and Warranties
The Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide factual information about Encore or Denbury. The Merger Agreement contains representations and warranties of Denbury and Encore made to each other as of specific dates, which should not be relied on by any other person or entity for any purpose. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Denbury and Encore and may be subject to important qualifications and limitations agreed to by Denbury and Encore in connection with the negotiated terms, which qualifications and limitations are not necessarily reflected in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between Denbury and Encore rather than establishing matters as fact.
Covenants
The Merger Agreement contains customary covenants by each party to the Merger Agreement. Such covenants include, among others, covenants that both Denbury and Encore will operate their respective businesses in the ordinary course and in a manner consistent with past practices, subject to limited exceptions, and covenants by both Denbury and Encore that their respective boards of directors not change their recommendations to the stockholders of each of them to vote in favor of the Merger, subject to exceptions specified in the Merger Agreement. Encore has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire Encore and to certain restrictions on its ability to respond to any such proposal.
Conditions to Closing
     Consummation of the Merger is subject to customary conditions, including, among others, (a) the approval of the stockholders of each of Denbury and Encore, (b) the absence of any material adverse effect, (c) the expiration or early termination of the applicable Hart-Scott-Rodino Act waiting period, (d) the absence of any order or injunction prohibiting the consummation of the Merger, (e) the effectiveness of the registration statement of Denbury filed on Form S-4, (f) the approval of the listing of the shares of Denbury common stock to be issued in the Merger on the New York Stock Exchange, (g) the accuracy of the parties’ respective representations and warranties as set forth in the Merger Agreement, subject, as to certain of the representations and warranties as specified in the Merger Agreement, to materiality, (h) the receipt of legal opinions stating, among other things, that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, (i) the receipt of all approvals or reviews required by federal and state regulatory authorities and (j) financing.
     In connection with the Merger Agreement, Denbury received a commitment letter from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., subject to certain funding conditions, for a proposed new $1.6 billion senior secured revolving credit facility with a term of four years and a $1.25 billion bridge facility that will be available to the extent Denbury does not secure alternate financing prior to the end of the bridge takedown period. The bridge facility, if drawn, will initially mature on the first anniversary of the closing of the Merger, at which time the maturity of any outstanding loans thereunder will be automatically extended to the seventh anniversary of the closing of the Merger, except to the extent they have been previously exchanged by the lender for exchange notes due on such seventh anniversary. The new debt financing will be used to pay the cash consideration in the Merger, repay amounts outstanding under Denbury’s current $900 million revolving credit facility and potentially retire and replace $825 million of Encore’s outstanding subordinated notes, all of which have a change of control put option at 101%, replace Encore’s existing bank facility which has approximately $180 million currently drawn and outstanding, and for other fees and expenses. Denbury has also received a commitment from J. P. Morgan Securities Inc. and JP Morgan Chase Bank to fund a new $375 million senior secured revolving credit facility to replace an existing Encore MLP revolving loan facility should Denbury and Encore be unable to obtain a waiver of covenants and amendment to such loan facility to allow for the Merger. Fee letters executed in connection with the bank commitment letter provide for Denbury to pay up to approximately $50 million in fees if the loans do not close.
Termination
     The Merger Agreement contains certain termination rights for both Denbury and Encore, including, among others, if the Merger is not completed by May 31, 2010. In the event of a termination of the Merger Agreement under certain circumstances, Encore may be required to pay Denbury a termination fee of either $60 million or $120 million, or Denbury may be required to pay Encore a termination fee of either $60 million, $120 million or $300 million, in each case depending on the circumstances of the termination. In addition, Encore is obligated to reimburse Denbury for up to $10 million of its expenses related to the Merger if specified termination events occur.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.
Additional Information
     In connection with the transaction, Denbury and Encore will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission. Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information regarding Denbury, Encore and the transaction.
     A definitive joint proxy statement/prospectus will be sent to stockholders of Denbury and Encore seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by Denbury and Encore with the SEC at the SEC’s website at www.sec.gov. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024 or from Denbury’s website, www.denbury.com. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Investor Relations, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com.

Participants in Solicitation
     Denbury, Encore and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement/prospectus when it becomes available.
     Forward-Looking Statements
     This report contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the anticipated timing of filings and approvals relating to the Merger; statements regarding the expected timing of the completion of the Merger; statements regarding the ability to complete the Merger considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: the possibility that one or more closing conditions for the Merger may not be satisfied or waived, including the failure to obtain the requisite approval of either Denbury’s or Encore’s stockholders, the failure of Denbury to obtain the requisite financing to fund the cash portion of the Merger consideration or the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption from the Merger making it more difficult to maintain relationships with employees, business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of Denbury or Encore; and other risks and uncertainties discussed in documents filed with the Securities and Exchange Commission by Encore.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits
     2.1 Agreement and Plan of Merger, dated October 31, 2009, by and between Denbury Resources Inc. and Encore Acquisition Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.
Date: November 5, 2009	/s/ Mark C. Allen
Mark C. Allen
Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX
     Exhibit 2.1 Agreement and Plan of Merger, October 31, 2009, by and between Denbury Resources Inc. and Encore Acquisition Company.